      As filed with the Securities and Exchange Commission on September 3, 1997
                                           Registration Statement No. 333-31117


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 --------------------------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                 --------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

             Georgia                                     58-2122873
  (State or other Jurisdiction                        (I.R.S. Employer
        of Incorporation)                          Identification Number)

                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350
                                 (770) 394-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Charles S. Roberts
                Chairman of the Board, Chief Executive Officer,
                                 and President
                         Roberts Realty Investors, Inc.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350
                                 (770) 394-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:
                            Charles D. Vaughn, Esq.
                             Jonathan R. Coe, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309

                             ---------------------

         Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                               Proposed                   Proposed
                                     Amount                     Maximum                    Maximum                   Amount Of
      Title Of Shares                 To Be                 Aggregate Price               Aggregate                Registration
      To Be Registered             Registered                Per Share (1)             Offering Price                   Fee
----------------------------------------------------------------------------------------------------------------------------------
      Common Stock                  3,363,430                    $6.25                   $21,021,438                $6,370.13*
==================================================================================================================================

(1) This estimate is based on the book value of the securities computed as of the latest practicable date prior to the date of filing this Registration Statement pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

* Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


    -----------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS
                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER __, 1997

                         ROBERTS REALTY INVESTORS, INC.
                        3,363,430 SHARES OF COMMON STOCK

         Roberts Realty Investors, Inc. (the "Company") owns and operates multifamily residential properties as a self-administered, self-managed equity real estate investment trust (a "REIT"). The Company conducts its business through Roberts Properties Residential, L.P. (the "Operating Partnership"), a Georgia limited partnership. The Company owns a controlling interest in the Operating Partnership and is its sole general partner. This organizational structure is sometimes called an "umbrella partnership" or "UPREIT."


         This Prospectus relates to 3,363,430 shares (the "Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock"), that may be acquired from time to time by one or more of the shareholders listed in this Prospectus (the "Selling Shareholders") in connection with the redemption of units of limited partnership interest (the "Units") in the Operating Partnership. The Selling Shareholders may offer the Shares for sale or otherwise transfer the Shares in transactions (which may include block transactions) on the American Stock Exchange (the "AMEX"), or in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The Selling Shareholders may offer the Shares to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions or otherwise. The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). In that event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of such Shares less any commissions. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. The Company will pay all expenses incurred in connection with this offering, other than underwriting discounts and selling commissions. See "Plan of Distribution." The Units were issued in connection with the formation of the Company and the merger into the Operating Partnership of various entities that owned multifamily residential communities and a property management company.

         The Common Stock has been approved for listing on the AMEX under the symbol "RPI." To ensure that the Company maintains its qualification as a REIT, ownership by any single person is limited to 6% of the outstanding Common Stock of the Company (except for Charles S. Roberts, the Company's Chairman of the Board, Chief Executive Officer, and President, who is limited to 25%).

SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF SHARES.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is September __, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in complying with such Act files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the SEC at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the AMEX, 86 Trinity Street, New York, New York 10006. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.


         The Company has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. As permitted under certain SEC rules and regulations, this Prospectus omits some of the information included in the Registration Statement. For further information with respect to the Company and the Shares, prospective purchasers should refer to the Registration Statement, including its exhibits. Statements made in this Prospectus regarding the contents of any contract, agreement or other documents are not necessarily complete. Prospective purchasers should refer to each such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents previously filed by the Company with the SEC pursuant to the Exchange Act are incorporated by reference into this
Prospectus: (1) Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended by Amendment No. 1 thereto filed April 30, 1997 and Amendment No. 2 thereto filed September 3, 1997; (2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997; (3) Current Report on Form 8-K dated April 16, 1997, as amended by Amendment No. 1 thereto filed June 16, 1997; and (4) the description of the Common Stock included in the Company's Form 10-SB/A No. 4 Registration Statement filed on July 25, 1996, including any amendment or reports filed to update such description. (The Commission File No. for the Company's Exchange Act reports is 0-28048.)

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Shares under this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference into such documents), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Roberts Realty Investors, Inc., 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, (770) 394-6000, Attention: Charles R. Elliott, Chief Financial Officer.

                                  THE COMPANY

         Roberts Realty Investors, Inc. (the "Company") owns and operates multifamily residential properties as a self-administered, self-managed equity real estate investment trust (a "REIT"). The Company conducts its business through Roberts Properties Residential, L.P. (the "Operating Partnership"), a Georgia limited partnership. The Company owns a controlling interest in the Operating Partnership and is its sole general partner. This organizational structure is sometimes called an "umbrella partnership" or "UPREIT."


         The Company presently owns 10 multifamily apartment communities (the "Communities") containing a total of 2,011 apartment homes. The River Oaks, Rosewood Plantation, Plantation Trace, Preston Oaks, Highland Park, Windsong, Bentley Place, Crestmark, and Ivey Brook Communities, containing a total of 1,756 apartment units, are completed; and the 180-unit Howell Ferry Community, a 24-unit addition to Preston Oaks, and a 51-unit second phase of Plantation Trace are now under construction or development. At June 30, 1997, the Company owned nine stabilized Communities that had a physical occupancy rate of 94.4% (the Company sold the 207-unit Autumn Ridge Community on August 26, 1997). The Ivey Brook Community was in its initial lease-up phase and had a physical occupancy rate of 90.4% at June 30, 1997. Ivey Brook is currently 100% occupied. (The Company considers a Community to have achieved stabilized occupancy on the earlier of (a) attainment of 95% occupancy as of the first day of any month, or (b) one year after completion of construction.)

         All but one of the Communities are located in metropolitan Atlanta; the 232-unit Windsong Community is located on St. Simons Island, Georgia. Nine of the 10 Communities were or are to be developed and constructed by affiliates of Mr. Charles S. Roberts, the Chairman of the Board, Chief Executive Officer and President of the Company. The Operating Partnership also owns two retail centers totaling 15,698 square feet.

         The Company is a Georgia corporation formed in July 1994. The Company expects to continue to qualify as a REIT for federal income tax purposes. A REIT is a legal entity that holds real estate interests and, through its payment of distributions, is able to reduce or avoid incurring federal income tax at the corporate level, allowing shareholders to participate in real estate investments without the "double taxation" of income (i.e., at both the corporate and shareholder levels) that generally results from investment in shares of a corporation. To maintain its qualification as a REIT, the Company must, among other things, distribute annually to its shareholders at least 95% of its taxable income, subject to certain deductions, exclusions and additions. The Common Stock has been approved for trading on the AMEX under the symbol "RPI," and the Company expects that trading on the AMEX will commence within 10 business days after the date of this Prospectus.


         Certain entities owned by Mr. Roberts perform services for the Operating Partnership but are not owned by the Company or the Operating Partnership. These entities are Roberts Properties, Inc., Roberts Properties Group, L.L.C., and Roberts Properties Construction, Inc. (sometimes referred to collectively as the "Roberts Companies").

         The Company's executive offices are located at 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, and its telephone number is (770) 394-6000. At June 30, 1997, the Company had 53 employees.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.


                                  RISK FACTORS


         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. These forward-looking statements involve risks and uncertainties that include, but are not limited to, those discussed below. Prospective purchasers should carefully consider the following information along with the other information contained in this Prospectus before making an investment decision regarding the Shares. The safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act does not apply to initial public offerings.

CONFLICTS OF INTEREST

           Mr. Charles S. Roberts is both (a) the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and (b) the owner of substantially all of the interests of the Roberts Companies. Because Mr. Roberts and/or the Roberts Companies will develop and construct new Communities and provide other services to the Company and to the Operating Partnership, Mr. Roberts and the Roberts Companies face potential conflicts of interest in providing services to the Company and the Operating Partnership. These conflicts, which could result in decisions by Mr. Roberts as a director and officer of the Company that do not fully reflect the interests of all shareholders, are summarized below.

           CONSTRUCTION OF NEW COMMUNITIES. Mr. Roberts faces conflicts of interest in connection with the construction of new Communities for the Operating Partnership. Specifically, the Operating Partnership will pay Roberts
Construction: (a) a total of $8,828,600 for a fixed price construction contract to construct the Howell Ferry Community (with an estimated profit of $250,000, or 2.8% of the contract price); (b) a total of $3,157,000 to construct a 51-unit second phase of the Plantation Trace Community (with an estimated profit of $158,000, or 5.0% of the contract price); and (c) an estimated total of $1,300,000 to construct a 24-unit second phase of the Preston Oaks Community (with an estimated profit of $65,000, or 5.0% of the contract price). The Company anticipates hiring Roberts Construction to construct other Communities or phases of Communities in the future.

           DEVELOPMENT FEES. The Operating Partnership has paid or will pay Roberts Properties: (a) $735,000 in fees for design, development, finish selection, interior design, and construction administration services in connection with the development and construction of Howell Ferry; (b) $255,000 in fees for design and development services in connection with the development and construction of the second phase of Plantation Trace; and (c) an estimated $120,000 in fees for design and development services in connection with the development and construction of the second phase of Preston Oaks.

           CONSULTING FEES. Contracts between various Roberts Companies and the Operating Partnership provide for the applicable Roberts Company to provide consulting services in the event of a sale of the following properties: River Oaks, Highland Park, Ivey Brook (formerly known as Holcomb Bridge), Windsong, Crestmark, Rosewood Plantation, Preston Oaks, Bentley Place, Plantation Trace, and the Shoppes of Plantation. The fee for such services is specified as 5% of the gross sales proceeds of the property sold (except 6% in the case of Plantation Trace and the Shoppes of Plantation and 3% in the case of Bentley Place and Windsong). The contracts provide that a payment will be triggered upon a "change in control" of the Company or the Operating Partnership, which is defined as (i) any transaction, whether by merger, consolidation, asset sale or otherwise which results in the acquisition of beneficial ownership by any person or group of 50% or more of the outstanding shares of Common Stock or of the outstanding Units in the Operating Partnership, (ii) sale of all or substantially all of the assets of the Company or the Operating Partnership, or
(iii) the liquidation of the Company or the Operating Partnership. Notwithstanding the foregoing, a "change in control" will not be deemed to have occurred in the event of the sale of the Operating Partnership's assets to the Company or the merger of the Operating Partnership into the Company if no change in control of the Company occurs as a result. Upon the payment of a fee in the event of a change in control, the contracts will be terminated.

         ACQUISITION AND OTHER CONSULTING FEES. The Operating Partnership has paid in the past and may pay in the future fees to the Roberts Companies for other services performed by the Roberts Companies, including services related to acquisitions, sales and refinancings of properties.

         OTHER ACTIVITIES OF MR. CHARLES S. ROBERTS AND THE ROBERTS COMPANIES. Mr. Roberts and the Roberts Companies may continue providing development and other services to other public and private real estate entities that are not part of the Company or the Operating Partnership. Such business efforts may pose a variety of conflicts of interest as the Roberts Companies concurrently seek to provide development, construction and other services both to the Company and the Operating Partnership and to the Roberts Companies' other customers. Such potential conflicts include conflicts arising out of the acquisition and development of properties, allocation of management time, allocation of services and costs, and competition among multifamily apartment communities affiliated with Mr. Roberts.

         TAX CONSEQUENCES UPON SALE OR REFINANCING OF THE COMMUNITIES. Because holders of Units in the Operating Partnership ("Unitholders") may experience different and more adverse tax consequences compared to those experienced by shareholders upon the sale or reduction of indebtedness on any of the Communities, such Unitholders, including Mr. Roberts, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of the Communities. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to determine whether and on what terms to sell an individual Community, certain members of the Board of Directors (including Mr. Roberts) hold Units, and their status as Unitholders may influence the Company not to sell particular Communities, even though such sale might otherwise be financially advantageous to the Company and its shareholders, or may influence the Company not to pay down or refinance indebtedness on a particular Community with a significant level of debt.

         POLICIES WITH RESPECT TO CONFLICTS OF INTEREST. The Company and the Operating Partnership have adopted certain policies designed to eliminate or minimize potential conflicts of interest. These policies include a policy adopted by the Board of Directors that all transactions in which executive officers or directors have a conflicting interest must be approved by a majority of the disinterested directors of the Company (but only if the Board has two or more directors who are disinterested with respect to the particular matter under consideration). There can be no assurance, however, that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions might be made that may fail to reflect fully the interest of all shareholders.

INVESTMENT RISKS

Purchasers of Shares face investment risks that include:

         UNCERTAINTY REGARDING LIQUIDITY FOR SHAREHOLDERS. Although the Shares have been approved for trading on the AMEX, no assurances can be given that an active trading market for the Shares will develop or be maintained. Accordingly, shareholders who desire to sell their Shares may be unable to do so.


         UNCERTAIN MARKET PRICE FOR SHARES. Assuming an active trading market develops, there is considerable uncertainty regarding the prices at which the Shares will trade. Among the factors that might adversely affect the trading price of the Shares, many of which are beyond the control of the Company, are the following: potential pent-up selling pressures as a result of the historic illiquidity of the investments in the previous partnerships that have been merged into the Operating Partnership; the Company's relatively short operating history and relatively small capitalization; the absence of an active trading market for the Shares; and increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company.

         FLUCTUATION IN SHARE PRICES. The market price of the Shares may be affected by the local and national economy and by overall trends in the stock market.


         EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR REDEMPTION. In addition to the 4,186,329 Shares presently outstanding, 3,363,430 Shares are reserved for issuance to Unitholders and have been registered for resale by the Selling Shareholders pursuant to the Registration Statement of which this Prospectus is a part. The Company anticipates that it will generally issue Shares in exchange for any Units submitted for redemption. If a substantial number of Units are redeemed for Shares and are sold into the public market, or the perception exists that such sales could occur, the market price of the Shares could be adversely affected as a result. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of the Common Stock.

         EFFECT ON SHARE PRICE OF CASH DISTRIBUTIONS AND GROWTH PROSPECTS. It is generally believed that the market value of the equity securities of REITs is based in part upon expected future cash distributions and in part on the REIT's reasonable growth expectations. For these and other reasons, the Shares may trade at prices that differ from the net asset value per Share. To the extent the Operating Partnership retains operating cash flow for investment purposes, working capital reserves or other purposes, those retained funds, while increasing the value of the underlying assets of the Company and the Operating Partnership, may not correspondingly increase the market value of the Shares.

         POSSIBLE FUTURE DILUTION. Shareholders will be subject to the risk that their equity interests may be diluted through the issuance of additional equity securities by the Company and/or the Operating Partnership if such securities are issued for less than their fair market value. The Company has the right to issue, at the discretion of its Board of Directors, shares of Common Stock in addition to those to be issued in connection with the redemption of Units, upon such terms and conditions and at such prices as the Board of Directors may establish. In addition, the Company may in the future issue Preferred Stock that might have priority over the Common Stock as to distributions and liquidation proceeds. Similarly, the Operating Partnership may issue new Units or other partnership interests.

TAX RISKS

Purchasers of Shares face tax risks that include:

         ADVERSE TAX CONSEQUENCES OF THE FAILURE OF THE COMPANY TO QUALIFY AS A REIT. Although the Company is expected to continue to qualify as a REIT for federal income tax purposes, such qualification will depend heavily on its continued satisfaction of a variety of complex requirements. If the Company were to fail to qualify as a REIT, the Company's income distributed to shareholders would be subjected to two levels of taxation, first at the corporate level and then at the individual level, substantially reducing the shareholders' after-tax returns on investment in the Company. See "Federal Income Tax Considerations - Requirements for Qualification" and "- Failure to Qualify."

         ADVERSE TAX CONSEQUENCES OF THE FAILURE OF THE OPERATING PARTNERSHIP TO QUALIFY AS A PARTNERSHIP. Although the Operating Partnership is expected to be classified as a partnership for federal income tax purposes, a failure of such qualification would (a) subject the Operating Partnership's distributed income to two levels of taxation and thereby reduce the amount of distributions that could be made to the partners, including the Company, and (b) result in a failure by the Company to qualify as a REIT. See "Federal Income Tax Considerations - UPREIT Structure."

         DISTRIBUTIONS TO SHAREHOLDERS; POTENTIAL REQUIREMENT TO BORROW. To obtain the favorable tax treatment associated with all REITs qualifying under the Internal Revenue Code of 1986, as amended (the "Code"), the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income. In addition, the Company will be subject to tax on its undistributed net taxable income and net capital gain, and the 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its net capital gain income for the calendar year. (Beginning in 1998, REITs will be permitted to designate amounts of undistributed capital gain which will be includible in shareholders' taxable income. Such amounts will also remain subject to tax at the level of the REIT, but the shareholders will be entitled to tax credits for the tax paid by the REIT.)

         The Company has made and intends to continue to make distributions to its shareholders, and to cause the Operating Partnership to make distributions to its Unitholders, to comply with the distribution provisions of the Code and to avoid income taxes and the nondeductible excise tax. All or substantially all of the Company's income will consist of the Company's share of the income of the Operating Partnership, and all or substantially all of the Company's cash flow will consist of its share of distributions from the Operating Partnership. Differences in timing between the recognition of income and the receipt of cash (of the Company or the Operating Partnership) and the effect of required debt amortization payments could require the Company to cause the Operating Partnership to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Operating Partnership might need to borrow funds to avoid adverse tax consequences for the Company even if management believed that then prevailing market conditions were not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. If the Company or the Operating Partnership is unable to obtain such borrowings, the Company could fail to qualify as a REIT.

         The amount of distributions by the Operating Partnership will be dependent upon a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the Board of Directors deems relevant. There is no assurance that the Operating Partnership and the Company will be able to maintain their current distribution rate.

         LOSSES ARE NOT PASSED THROUGH TO SHAREHOLDERS. Tax losses of the Company will not be passed through to the shareholders. See "Federal Income Tax Considerations - Taxation of Shareholders - Losses of the Company."

         TAXABLE INCOME IN EXCESS OF CASH DISTRIBUTIONS. As a partner in the Operating Partnership, the Company will be required to include in its taxable income its share of the taxable income of the Operating Partnership, whether or not such income is matched by distributions from the Operating Partnership. Allocations of net taxable income from the Operating Partnership in excess of cash distributions from the Operating Partnership could produce a greater amount of income which must be distributed to the Company's shareholders than cash available for such distributions. These effects could be presented either by normal operations of the Operating Partnership or in connection with a disposition by the Operating Partnership of a Community (whether voluntarily, as in the case of a sale, or involuntarily, as in the case of foreclosure). In the case of such a disposition for a gain, each partner would be required to include his or her share of such gain in his or her taxable income, and as a result may be subject to substantial taxes, which could substantially exceed his or her share of the cash proceeds from such disposition. In the case of the Company, as noted above, allocations of sales gains in excess of distributions of cash proceeds of sales could produce a greater amount of income which must be distributed to its shareholders than cash available for such distributions. See "Federal Income Tax Considerations - UPREIT Structure - Tax Allocations" and "- Requirements for Qualification - Annual Distribution Requirements."

         POSSIBLE ADVERSE EFFECTS OF TAX LAW CHANGES. Future changes in tax laws may adversely affect investments in the Company. See "Federal Income Tax Considerations - Introduction."

REAL ESTATE INVESTMENT RISKS

         GENERAL RISKS. Real property investments are subject to varying degrees of risk. The performance of equity investments in real estate depends on the amount of income generated and expenses incurred. The Company's income and ability to make distributions to its shareholders is dependent upon the ability of its properties to generate income in excess of its requirements to meet operating expenses, including debt service and capital expenditures. Income from properties may be adversely affected by the national economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the physical attractiveness of the properties, the quality of management, competition from other available apartments, the ability of the owner to provide adequate maintenance and insurance, and increased operating costs (including real estate taxes). In addition, income from properties and real estate values also are affected by such factors as the cost of regulation and potential for liability under applicable laws, including changes in tax laws, housing laws, interest rate levels and the availability of financing. The Company's income would be adversely affected if a significant number of residents were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with each property (such as debt service, if any, real estate taxes, and maintenance costs) are generally not reduced when income from the property decreases.

         OPERATING RISKS. The Company's multifamily apartment communities (the "Communities") are subject to all of the operating risks common to apartment ownership in general. Such risks include: competition from other apartment developments; excessive building of comparable properties or increases in unemployment in the areas in which the properties are located, either of which might adversely affect apartment occupancy or rental rates; increases in operating costs due to inflation and other factors, which increases may not necessarily be offset by increased rents; inability or unwillingness of residents to pay rent increases; and future enactment of rent control laws or other laws regulating multifamily housing, including present and possible future laws relating to access by disabled persons. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to offset the higher operating expenses without adversely affecting occupancy rates. The occurrence of any one or more of the above could adversely affect the Company's ability to continue to make distributions to shareholders.

         CONSTRUCTION AND LEASING OF HOWELL FERRY AND SECOND PHASES OF PLANTATION TRACE AND PRESTON OAKS. The Company's financial performance will be materially affected by whether or not (a) Roberts Construction constructs Howell Ferry and the second phases of Plantation Trace and Preston Oaks in a timely manner, and (b) the Company finds suitable initial and replacement residents at acceptable rental rates. The actual completion dates and receipt of all required certificates of occupancy for these projects may be later than anticipated depending on any number of factors, including, but not limited to, unexpected weather problems, shortages in materials and supplies, and labor strikes. Further, the current softness in the metropolitan Atlanta apartment market, which the Company expects will continue into 1998, may cause these new Communities to be leased up more slowly than anticipated.

         ACQUISITIONS RISKS. The Company intends to acquire multifamily properties, which will entail risks that such properties will fail to perform in accordance with expectations and that the estimated costs of rehabilitating and improving such properties will prove inaccurate.

         DEPENDENCE ON METROPOLITAN ATLANTA MARKET. A total of 1,779 of the Company's 2,011 apartment units, and both of its retail centers, are located in metropolitan Atlanta, Georgia. (The foregoing number of units assumes the completion of development and construction of Howell Ferry and the second phases of Plantation Trace and Preston Oaks.) The Company's performance is therefore linked to Atlanta's economic conditions and its highly competitive apartment market. The Atlanta apartment market is experiencing weaker market conditions during 1997 compared to 1996. The Company expects the current softness in the Atlanta apartment market to continue through 1997 with market conditions improving during 1998. The Company's average physical occupancy decreased 1.9% from 97.1% during the six months ended June 30, 1996 to 95.2% during the six months ended June 30, 1997. A further decline in the metropolitan Atlanta market or economy may adversely affect the performance of the Company and its ability to make distributions to its shareholders.

         INVESTMENTS IN OTHER COMMERCIAL REAL ESTATE. Although the Company intends to invest primarily in multifamily apartment communities, it has invested and may in the future invest in other commercial real estate if such investments are specifically approved by the Board of Directors. Investments in other forms of real estate will be subject to the risks unique to such investments. The Company has no present plans to make any such investments.

         INVESTMENTS AND DEVELOPMENT IN NEW MARKETS. Although the Company's acquisition and development activities are now concentrated in the Atlanta metropolitan and nearby areas, future development and investment activities will not be limited to this area but may be spread among other major metropolitan areas within the Southeast region. The Company's lack of development experience in those areas and lack of familiarity with local conditions may pose risks in connection with any such activities.

         INDIRECT INVESTMENTS. The Company may invest in real estate by causing the Operating Partnership to acquire equity interests in limited partnerships, partnerships, joint ventures, trusts or other legal entities which in turn have invested in real estate that constitutes appropriate investments for the Company and the Operating Partnership. If the Company makes such investments, these investments will expose the Company and the Operating Partnership to certain risks not present had the Operating Partnership invested directly in the real estate.

         ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid, which tends to limit the ability of the Company to vary the Operating Partnership's portfolio promptly in response to changes in economic or other conditions. In addition, the Code places limits on the ability of the Company, and the Operating Partnership, to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting shareholders.

         UNINSURED LOSSES. The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to its properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from floods, wars or earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its capital invested in and anticipated profits from one or more of the properties.

         POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS. Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of the Communities and its other real estate assets, the Operating Partnership (and the Company) may be potentially liable for (a) such remediation and removal costs, and (b) damages to persons or property arising from the existence or maintenance of such hazardous or toxic substances.

         All of the Communities and the other real estate assets have been subject to Phase I or similar environmental assessments that are intended to discover information regarding, and to make a preliminary evaluation of the environmental condition of, the surveyed properties and surrounding properties. The Phase I assessment of Windsong revealed the existence of asbestos containing materials that in their current state require no removal. The Phase I assessment recommended, and the Company has implemented, an operations and maintenance program that outlines the procedures to be followed in the event that such materials were to be disturbed. The Phase I assessment of Bentley Place revealed an adjacent site that was listed on the regulatory lists of the Georgia Environmental Protection Division ("EPD"). The Phase I assessment recommended, and the Company performed, additional environmental investigation which determined that a petroleum product release was discovered in 1990 on property adjacent to Bentley Place. Fina Oil & Chemical Company ("Fina"), the adjacent property owner, repaired the source of the release in 1990. Since that time, Fina has submitted a proposed corrective action plan to the EPD. The corrective action plan, together with other submittals by Fina to the EPD, indicate that Fina has begun to remove the released product. The semi-annual monitoring reports on file at the EPD reveal the possibility that petroleum constituents have migrated via groundwater onto Bentley Place. The Company has been advised by its attorneys and environmental consultants that Fina is responsible for cleaning up the release to the extent required by the EPD regulations. Also, the Company's environmental consultants have informed the Company that despite a possible groundwater impact at Bentley Place, no threat to human health or safety is suggested. The Company and its environmental consultants are monitoring the EPD files to ensure compliance by Fina with the EPD regulations.

         The Phase I assessments of the other Communities and other real estate assets have not revealed any environmental liability that the Company believes would have material adverse effect on the Operating Partnership's business, assets or results of operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these assessments did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. No assurance can be given that environmental assessments will reveal all potential environmental liabilities, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

         COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS. Under the American with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The ADA does not, however, apply to multifamily properties, such as multifamily apartment communities, except to the extent that portions of such facilities, such as a leasing office, are open to the public. Although management of the Company believes that the Communities are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Communities, or restrict certain further renovations to them, with respect to access by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants.

         Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's investment strategy in certain instances or reduce overall returns on the Company's investments.

FINANCING RISKS

         RISKS OF SUBSTANTIAL INDEBTEDNESS. The Company is subject to the risks associated with debt financing, including the risk that the Operating Partnership's cash flow from operations will be insufficient to meet required payments of principal and interest and the risk that its secured indebtedness (which will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. In addition, if the Company is unable to meet the mortgage payments on a property, the property could be foreclosed upon or otherwise transferred to the mortgagee with a resulting loss of income and asset value to the Company.

         At July 31, 1997, the Operating Partnership had an aggregate of approximately $73,100,000 in indebtedness secured by the Communities. The Company or the Operating Partnership expects to incur additional indebtedness in connection with future acquisition or development of multifamily apartment communities and for other purposes. Accordingly, the Company and the Operating Partnership will be subject to the risks that: (a) the Operating Partnership could lose its properties if the required principal and interest payments are not made when due; and (b) the Operating Partnership's obligation to make principal and interest payments may cause the Company to have to borrow funds to meet the distribution requirements to maintain its REIT status.

         RISK OF OBTAINING FINANCING FOR HOWELL FERRY COMMUNITY. Because the Company has not yet obtained the anticipated $8,454,000 mortgage loan that will be necessary to finance the construction of the Howell Ferry Community, the Company, and thus the shareholders, face the risk that financing for such Community will not be obtained or will be obtained on unfavorable terms.

         NO FORMAL LIMITATION ON DEBT. The organizational documents of the Company and the Operating Partnership do not limit the amount or percentage of indebtedness they may incur. The Company has an informal leverage policy that the Company and the Operating Partnership will not incur indebtedness that in the aggregate exceeds 75% of what the Board of Directors determines to be the current market value of the assets of the Operating Partnership. The Company may, however, from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market value of the properties, growth and acquisition opportunities and other factors, and the Company may modify its borrowing policy to increase such percentage. Modification of this policy may adversely affect the interests of the shareholders of the Company.

         RISKS OF RISING INTEREST RATES. Neither the Company nor the Operating Partnership has any variable rate mortgage indebtedness outstanding. Should the Company or the Operating Partnership incur variable rate debt in the future, a significant rise in interest rates could adversely affect the Operating Partnership's results of operations and its ability to make expected distributions.

RISKS OF LIMITATIONS ON CHANGES IN CONTROL

         Certain provisions in the governing documents of the Company could be used to deter attempts to obtain control of the Company in transactions not approved by the Board of Directors, including: ownership limitations designed to maintain the Company's qualification as a REIT (Mr. Roberts may not own more than 25% of the outstanding Common Stock of the Company, and any other person may not own more than 6%); the staggered terms of the Company's Board of Directors; the ability of the Company to issue Preferred Stock; the inability of the Company as the general partner of the Operating Partnership to transfer its general partner interest in the Operating Partnership without the consent of a majority in interest of the limited partners of the Operating Partnership (including the Company, to the extent of its interest in the Operating Partnership as a limited partner) and of a majority in interest of all limited partners in the Operating Partnership other than the Company and its affiliates; the "Business Combination" and "Fair Price" provisions of the Georgia Business Corporation Code; the inability of the limited partners of the Operating Partnership to remove the Company as its general partner, whether with or without cause; and the consulting fees payable to the Roberts Companies upon a change in control of the Company or the Operating Partnership. See "Description of Common Stock - Anti-Takeover Provisions."

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT SHAREHOLDER APPROVAL

         The investment and financing policies of the Company and the Operating Partnership, and their policies with respect to certain other activities, including their growth, debt, capitalization, distributions, and operating policies, will be determined by the Board of Directors of the Company. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the directors without a vote of the shareholders or the Unitholders. Any such amendment or revision may adversely affect the interests of the shareholders.

                          DESCRIPTION OF COMMON STOCK


  GENERAL

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01 par value per share. The following description of the terms and provisions of the shares of stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and the Company's Articles of Incorporation.

COMMON STOCK

         Each holder of Shares is entitled to one vote at shareholders' meetings for each Share held. Neither the Articles of Incorporation nor the By-Laws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be issued, holders of Shares are entitled to receive, pro rata, such distributions as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the shareholders. The Company depends upon distributions from the Operating Partnership to fund its distributions to shareholders.

         There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on payment of distributions to shareholders.

         Holders of Shares do not have any preemptive rights or other rights to subscribe for additional Shares.

PREFERRED STOCK

         Under the Articles of Incorporation, the Board of Directors may issue, without any further action by the shareholders, shares of Preferred Stock of one or more series, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the Board of Directors. Articles of Amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of Preferred Stock of the applicable series.

CLASSIFICATION AND REMOVAL OF THE BOARD OF DIRECTORS

         The Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting is elected for a three-year term, and the directors in the other two classes continue in office. Because holders of Shares will have no right to cumulative voting for the election of directors, the holders of a majority of the outstanding Shares are able to elect all of the successors of the class of directors whose term expires at each annual meeting of shareholders.

         The Articles of Incorporation also provide that, except for any directors who may be elected by holders of a class or series of stock other than the Common Stock, directors may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 75% of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. These provisions may make it more difficult and time-consuming to change majority control of the Board of Directors of the Company and, thus, reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.

SPECIAL MEETINGS

         Under the By-Laws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

         The By-Laws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the By-Laws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only
(i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the Company who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the By-Laws.

MANAGEMENT LIABILITY

         The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended. These provisions of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

ANTI-TAKEOVER PROVISIONS

         The Articles of Incorporation and By-Laws, as well as certain consulting fee arrangements with the Roberts Companies, contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of the Company. These provisions include, among others, the following:

         ISSUANCE OF PREFERRED STOCK. The Board of Directors has the power to issue 20,000,000 shares of Preferred Stock, in one or more classes or series and with such rights and preferences as determined by the Board of Directors, all without shareholder approval. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Board of Directors has no present plans to issue any shares of Preferred Stock.

         RESTRICTIONS ON TRANSFER - OWNERSHIP LIMITS. The Articles of Incorporation contain certain restrictions on the number of Shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), as a general matter no more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals. The Common Stock must also be beneficially owned by 100 or more persons. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation contain restrictions on the acquisition of Common Stock that are intended to insure compliance with these requirements.

         Subject to certain exceptions specified in the Articles of Incorporation, no holder may own or be deemed to own more than 6% of the issued and outstanding Shares. Mr. Roberts is not subject to such limit, but he is instead prohibited from acquiring more than an aggregate of 25% of the outstanding Shares, and he is prohibited from acquiring any Shares if such acquisition would cause five beneficial owners of Shares to beneficially own in the aggregate more than 50% in value of the outstanding Shares.

         If any shareholder purports to transfer shares to a person and either the transfer would result in the Company's failing to qualify as a REIT, or the shareholder knows that such transfer would cause the transferee to hold more than the applicable ownership limit, the purported transfer shall be null and void, and the shareholder will be deemed not to have transferred the shares. In addition, if any person holds Shares in excess of the applicable limit, such person will be deemed to hold the Shares that caused the limit to be exceeded in trust for the Company, and such person will not receive dividends or distributions with respect to such Shares and will not be entitled to vote such Shares. The person will be required to sell such Shares to the Company pursuant to certain provisions in the Articles of Incorporation.

         Although the foregoing restrictions on transfer are intended only to insure compliance with the REIT requirements under the Internal Revenue Code, they may have the effect of discouraging a takeover of the Company.

         SUPERMAJORITY VOTING REQUIREMENTS. The Articles of Incorporation provide that no transaction of a fundamental nature, including mergers in which the Company is not the survivor, share exchanges, consolidations, or sale of all or substantially all of the assets of the Company, may be effectuated without the affirmative vote of at least three-quarters of the votes entitled to vote generally in any such matter. Similarly, the Articles of Incorporation may not be amended (except for certain limited matters) without the affirmative vote of at least three-quarters of the votes entitled to be voted generally in the election of directors. The By-Laws may be amended by either the affirmative vote of three-quarters of all shares outstanding and entitled to vote generally in the election of the directors, or the affirmative vote of a majority of the Company's directors then holding office, unless the shareholders prescribed that any such By-Law may not be amended or repealed by the Board of Directors.

         GEORGIA ANTI-TAKEOVER STATUTES. The GBCC generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the board of directors of the company prior to the date such person became an interested shareholder,
(ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The GBCC provides that the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. The Company has not elected to be covered by such statute, but it could do so by action of the Board of Directors at any time.

         The GBCC also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations (the "Fair Price Statute") with any person who owns 10% or more of the common stock (an "interested shareholder"). These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The Fair Price Statute will apply to a company only if the company elects to be covered by the restrictions imposed by these statutes. The Company has not elected to be covered by such Fair Price Provisions, but it could do so by action of the Board of Directors at any time.

         CLASSIFIED BOARD OF DIRECTORS. The Company's Board of Directors is divided into three classes of directors serving staggered three-year terms. The use of a classified board may render more difficult a change in control of the Company or removal of incumbent management, because the term of office of only one-third of the directors (depending upon the class whose term expires) expires in a given year. Further, directors elected by the holders of Common Stock may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors.

         CONSULTING FEE ARRANGEMENTS WITH THE ROBERTS COMPANIES. Certain entities owned by Mr. Roberts are presently entitled to receive a consulting fee of 5% of the gross sales proceeds upon a sale by the Operating Partnership of any one or more of eight of the Company's multifamily communities and also upon a "change in control" of either the Operating Partnership or the Company (provided that such fee is 6% in the case of Plantation Trace and the Plantation Trace Shoppes and 3% in the case of Bentley Place and Windsong). Because of the substantial payments that would be triggered in the event of a change in control, the consulting fee arrangements may deter a takeover of the Company.

VOTING RIGHTS

         Shareholders are entitled to elect the Company's Board of Directors at each annual meeting of the Company, although the Board is classified, i.e., separated into three separate classes, as previously noted.

         The Articles of Incorporation provide that the affirmative vote of three-quarters of all of the votes entitled to be cast on the matter shall be necessary to approve and authorize the following acts of the Company:

         (a) amendment of the Articles of Incorporation (except: to amend the Articles to terminate the Company's status as a REIT upon approval of a majority of all of the votes entitled to be cast on the matter; to change the name of the Company; to increase the number of authorized shares of Common Stock or Preferred Stock or both; or to amend the Articles of Incorporation by the filing of articles of amendment designating the terms of one or more series of the Preferred Stock, which under the Articles may be done by the Board of Directors without a shareholder vote);

         (b) consolidation of the Company with one or more companies to form a new consolidated company;

         (c) merger of the Company into another company, with the Company not being the survivor;

         (d) a share exchange in which shares of the Company will be acquired;

         (e) sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Company, including its goodwill and franchises; or

         (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Company.

TRANSFER AGENT

         The Company's transfer agent is First Union National Bank of North Carolina.


                       FEDERAL INCOME TAX CONSIDERATIONS


INTRODUCTION

         The following is a general summary of the material federal income tax considerations associated with investments in Shares. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular investor in light of his or her personal circumstances, nor does it deal with particular types of taxpayers that are subject to special treatment under the Code, such as tax-exempt organizations, foreign persons, insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law.

           Holt Ney Zatcoff & Wasserman, LLP, which has acted as tax counsel to the Company in connection with this offering, has reviewed the following discussion and is of the following opinions, in each case assuming (a) that current statutory, regulatory, administrative and judicial law is applied, (b) that the anti-abuse regulation discussed below is not applicable to the Company and the Operating Partnership, (c) that the activities of the Company and the Operating Partnership have been, are and will be as described in this Prospectus, and (d) that no election to be classified as an association (taxed as a corporation) for federal income tax purposes has been or will be filed by or for the Operating Partnership:

         (i) the following discussion fairly summarizes the federal income tax considerations that are likely to be material to a shareholder of the Company;

         (ii) the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of the Code, and the Company's current organization and method of operation should enable it to continue to satisfy the requirements for qualification and taxation as a REIT; and

         (iii) the Operating Partnership has properly been and will properly be classified as a partnership for federal income tax purposes.

         Federal income tax law is essentially dynamic, changing continuously and sometimes rapidly as a result of new legislation, new regulations, and new administrative and judicial pronouncements. All tax matters affecting the Company, the Operating Partnership, and/or the shareholders are and will be subject to such change. Because an investment in the Company will likely be a long-term investment, and because federal income tax considerations are of particular importance in the case of investments in REITs, prospective investors should consider carefully their exposure to the inherently unpredictable character of tax law development before ultimately deciding to invest.

         EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISORS WITH RESPECT TO SUCH PERSON'S PURCHASE, HOLDING AND SALE OF SHARES.

UPREIT STRUCTURE


         In considering the federal income taxation of the Company and its shareholders, two fundamental facts must be noted at the outset: (1) the Company intends to continue to qualify as a real estate investment trust (a "REIT") for purposes of such taxation; and (2) the Company intends to conduct all of its business activities through the Operating Partnership. Qualification as a REIT involves satisfaction of a variety of conditions, and special rules apply to any would-be REIT which owns an interest in a partnership. The observations in this section (i.e., under the caption "UPREIT Structure") relate to the special rules applicable to organizations which own partnership interests; in general, unless the context dictates otherwise, the observations under other captions within this section relate to the general rules applicable to REIT qualification and to REITs and their shareholders, and references therein to the assets and/or income of the Company are intended to be read, in appropriate circumstances, as references to the Company's share of the Operating Partnership's assets and/or income.


         TAX STATUS OF THE OPERATING PARTNERSHIP - IN GENERAL. If the Operating Partnership were to be classified for federal income tax purposes as an association taxable as a corporation, rather than as a partnership, the Operating Partnership's income would be subject to tax, thereby reducing amounts distributable to its partners, including the Company, and the Company would fail to satisfy a number of conditions required for qualification as a REIT. Both Holt Ney Zatcoff & Wasserman, LLP and the Company anticipate, based upon the Code and Regulations as currently in effect, and assuming that the anti-abuse regulation discussed below is not applicable to the Company and the Operating Partnership, that the Operating Partnership has properly been and will properly be classified as a partnership for federal income tax purposes.


         TAX STATUS OF THE OPERATING PARTNERSHIP - "CHECK-THE-BOX" REGULATIONS. Effective from and after January 1, 1997, new tax Regulations permit many organizations which are not publicly traded to elect to be classified either as a partnership or as a corporation for federal income tax purposes, and provide that in the absence of an affirmative election the organization is considered to have elected partnership status by default (or, if the organization was formed earlier, its default election is the classification it has claimed for earlier periods). If the Operating Partnership is not considered "publicly traded" for this purpose (and the anti-abuse regulation discussed below is not applicable), the Operating Partnership will be classified as a partnership under the new rules.

         TAX STATUS OF THE OPERATING PARTNERSHIP - "PUBLICLY-TRADED" PARTNERSHIPS. Under section 7704 of the Code, certain organizations which would otherwise be classified as partnerships for federal income tax purposes will nevertheless be classified as corporations if interests in them are publicly-traded. Although the Company does not expect a public market to develop for interests in the Operating Partnership, and consequently the Company believes that the Operating Partnership should not be considered "publicly-traded" within the ordinary meaning of that phrase, under applicable tax regulations the Partnership probably will be considered "publicly traded" for purposes of section 7704. Such a result is not fatal to partnership tax classification for the Operating Partnership, however, because section 7704 does not reclassify a "publicly-traded" organization if at least 90% of its annual gross income is "qualified." As will be described below under "Requirements for Qualification - Income Tests," in order for the Company to qualify for REIT status the great bulk of its income must be of certain types, all of which are "qualified" for purposes of section 7704. Consequently, if the Operating Partnership is operated (as the Company anticipates) as though it were itself seeking to qualify as a REIT, it should escape corporate tax classification under section 7704 even if it were held to be "publicly-traded" for purposes of that section.

         TAX STATUS OF THE OPERATING PARTNERSHIP - "ANTI-ABUSE" REGULATION. On December 29, 1994, the IRS published a regulation which purports to give the IRS an additional weapon to combat what it perceives as tax abuses involving partnerships. More particularly, the regulation provides that if a partnership is formed or availed of to reduce or defer tax liabilities in a manner "inconsistent with the intent of subchapter K" - subchapter K of chapter 1 of the Code contains the general tax rules applicable to partnerships - the IRS may take such action as it deems appropriate, including (but not limited to) disregarding the partnership.

         The UPREIT structure of the Company and the Operating Partnership arguably invites application of the regulation. In the first place, the typical UPREIT structure does defer (and in some cases may reduce) tax liabilities, as compared with tax liabilities which would be produced if only a REIT (and not an operating partnership) were involved. Of course, this is true almost inevitably when taxpayers decide to conduct activities collectively through a partnership rather than a corporation, and an example in the regulation indicates that the regulation is not designed to force taxpayers to select the corporate form. In the case of an UPREIT, however, possible application of the regulation is more inviting because interests in an UPREIT's operating partnership are typically exchangeable, at least at certain times, for shares in the REIT. At the same time, it must be noted that in various respects - principally as regards matters of control - interests in an UPREIT's operating partnership are quite different from shares in the REIT.

         Although the "anti-abuse" regulation contains an example expressly precluding its application to an UPREIT structure in certain circumstances - including where partners in the operating partnership have rights at a future time to exchange their interests in the operating partnership for cash or shares of the REIT - the UPREIT arrangements considered in the example appear to differ in certain potentially material respects from the arrangements applicable to the Company and the Operating Partnership.

         The regulatory example appears to base its favorable conclusion on the assessment that the REIT and the operating partnership there being examined have independent existences, and more particularly that the existence of the operating partnership is not - despite the rights of partners to exchange their interests for shares of the REIT - a transitory stage in what is in reality a direct (ultimate) investment in the REIT itself. In reaching this assessment, the example indicates that the REIT being examined may make real estate investments other than through the operating partnership, and the example does not contain any indication that the REIT may at its option exchange its shares for interests in the Operating Partnership. The example concludes that:

         although it may be likely that some or all of the partners with the right to do so will, at some point, exercise their exchange rights, and thereby receive either cash or [REIT] stock, the form of the transaction as a separate partnership and real estate investment trust is respected under substance over form principles [and therefore the] Commissioner cannot invoke [the regulation] to recast the transaction.


         As contrasted with the UPREIT structure examined in the regulatory example, the arrangements applicable to the Company and the Operating Partnership involve a greater likelihood that Unitholders will ultimately become shareholders, for at least two reasons. First, the Partnership Agreement effectively precludes the Company from making real estate investments or conducting activities other than through the Operating Partnership. Second, the Company does have the right, under certain circumstances, to exchange Shares for Units and thereby effectively terminate the Operating Partnership's existence. Consequently, insofar as the regulatory example's favorable conclusion is founded on the degree of likelihood that the applicable operating partnership will continue indefinitely, the situation as respects the Company and the Operating Partnership does not present as strong a case for non-applicability of the regulation.


         Nevertheless, because, among other reasons, there are significant conditions on the abilities of limited partners in the Operating Partnership to exercise their rights to require redemption of their Units, and on the ability of the Company to exercise its right to purchase all outstanding Units, it is by no means clear that the Operating Partnership will be effectively terminated in the near future, or at any particular time, and indeed the Operating Partnership may well continue indefinitely into the future. In this connection, moreover, management of the Company has represented that the Company's option to exchange Shares for Units was included in the Partnership Agreement simply to afford the Company an ability, under certain circumstances, to eliminate the Operating Partnership should its administration become unduly burdensome, and that in fact the Company has no present plan to exercise that option at any particular future time (or at all, for that matter).

         Consequently, although the UPREIT example in the anti-abuse regulation does not by its terms apply to the Company and the Operating Partnership, its apparent rationale affords the Company and the Operating Partnership a well-reasoned argument that the regulation should not be applied to the Company and/or the Operating Partnership. There can be no certainty, however, that the IRS will not seek to apply the regulation to the Company and/or the Operating Partnership, nor that the courts would refuse to uphold such an attempt by the IRS.

         Because the anti-abuse regulation, if applicable, permits the IRS wide latitude in recharacterizing the subject organizations and/or transactions, the consequences of such application to the Company and/or the Operating Partnership cannot be predicted with certainty. Among the possible recharacterizations, however, would be to disregard the Operating Partnership entirely, and to consider the assets and operations of, and the investors in, the Operating Partnership as direct assets and operations of, and direct investors in, the Company, in which event the Company could fail to satisfy certain requirements for qualification as a REIT. See "Requirements for Qualification - Organizational Requirements - In General" and "- Organizational Requirements - Anti-Abuse Regulation," below. On the other hand, although the anti-abuse regulation (when applicable) permits the IRS to act with considerable discretion, that discretion is not unlimited; in particular, the IRS is authorized under the regulation to take action "to achieve results that are consistent with the intent of Subchapter K." Insofar as the Company's qualification as a REIT is generally consistent with - indeed fundamentally independent of - subchapter K, application of the anti-abuse regulation to produce a failure of REIT qualification by an otherwise-qualifying organization seems unlikely, particularly in view of the generally favorable attitude of the regulation towards the UPREIT structure.

         The remarks that follow generally assume, as the Company anticipates, that the Operating Partnership is and will remain properly classified, for federal income tax purposes, as a separate organization from the Company, and as a partnership rather than a corporation.

         TAX ALLOCATIONS. All or substantially all of the Company's income and expenses are anticipated to arise indirectly out of the activities of the Operating Partnership. For federal income tax purposes, the Company will be required to account for its distributive share of the tax items of the Operating Partnership, which in general will consist of a fraction of each such item, such fraction being the result of dividing the number of Units held by the Company by the total number of outstanding Units, subject to the remarks in the following paragraphs.

         When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The Operating Partnership currently owns certain Communities with value in excess of tax basis; consequently, the Partnership Agreement requires tax allocations to be made in a manner consistent with section 704(c).

         Regulations under section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. The available methods include the "traditional method" (which was available under prior law) and certain alternative methods. The Company intends to cause the Operating Partnership to elect the "traditional method," which is the least favorable method from the Company's perspective; under that method, the carryover basis of contributed interests in the Communities in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to the Company if all Communities were to have a tax basis equal to their fair market value at the time of contribution and (ii) to be allocated taxable gain in the event of a sale of such contributed interests in the Communities in excess of the economic or book income allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. These allocations could, in certain circumstances, cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with REIT distribution requirements.

         An additional set of special allocation rules mirrors the section 704(c) allocation rules and for that reason are sometimes referred to as the "reverse section 704(c) rules." Whereas section 704(c) requires that contributed property be taken into account at fair market value in determining the contributing partners' capital accounts, and thereafter special allocations with respect to the contributing partners are required to account for the unrealized gain or loss inherent in the contributed property, the reverse section 704(c) rules permit a partnership, in connection with contributions to the partnership, to adjust non-contributing partners' capital accounts upwards or downwards to reflect the then-current fair market value of the partnership's assets (other than those being contributed), and thereafter special allocations with respect to the non-contributing partners are required to account for the unrealized gain or loss inherent in the partnership's assets other than those being contributed.

         The Partnership Agreement permits the Company, as general partner of the Operating Partnership, to elect application of the reverse section 704(c) rules. Because the Operating Partnership's distributions are in all events to be apportioned among its partners by reference to the numbers of Units respectively held by them, it is possible that the Operating Partnership's allocations would not be valid for federal income tax purposes if there were a difference between the capital account balances associated with different Units; consequently, it is important that all Units carry the same capital account balance. Because application of the reverse section 704(c) rules produces the requisite uniformity of capital account balances, the Company has elected to apply those rules.

         As a result of Book-Tax Differences, the allocations required by section 704(c), and the reverse section 704(c) rules, the Company's distributive share of the Operating Partnership's tax items (i.e., the portion of each item which the Company will include in calculating its taxable income in general), may differ from its proportionate share of the assets and income of the Operating Partnership (i.e., the portion of such assets and income employed in testing the Company for qualification as a REIT; see "Requirements for Qualification - Income and Asset Tests - In General; Proportionate Shares" below). The Company does not expect that any material adverse effect will be produced by this difference.

FEDERAL INCOME TAXATION OF THE COMPANY - IN GENERAL


         The Company intends to operate so as to continue to meet the requirements under the Code for qualification as a REIT. No assurance can be given, however, that such requirements will be met. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Although Holt Ney Zatcoff & Wasserman, LLP is of the opinion that, under certain assumptions (see "Federal Income Tax Considerations Introduction") the Company has qualified and will qualify as a REIT, Holt Ney Zatcoff & Wasserman, LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Holt Ney Zatcoff & Wasserman, LLP is not binding on the IRS, and, as noted above under "Federal Income Tax Considerations Introduction," the opinion is based on existing law, regulations, published administrative pronouncements, and judicial decisions, all of which are subject to change either prospectively or retroactively.


         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investments in a corporation.


         Even if the Company qualifies for taxation as a REIT, however, the Company is subject to federal income tax in certain circumstances. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. (Beginning in 1998, REITs will be permitted to designate amounts of undistributed capital gain which will be includible in shareholders' taxable income. Such amounts will also remain subject to tax at the level of the REIT, but the shareholders will be entitled to tax credits for the tax paid by the REIT.) Second, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").


REQUIREMENTS FOR QUALIFICATION

         To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders.

         ORGANIZATIONAL REQUIREMENTS - IN GENERAL. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest,
(iii) that would be taxable as a domestic corporation were it not to qualify as a REIT, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 shareholder" and "five or fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi), pursuant to which interests held by certain qualified trusts are considered held by the beneficiaries of the trust rather than by the trust itself.

         Prior to consummation of the October 1994 consolidation, the Company did not satisfy conditions (v) and (vi) above. The Company's issuance of Shares in connection with the October 1994 consolidation allowed it to satisfy the 100 shareholder and five or fewer requirements. In addition, the Company's organizational documents currently include certain restrictions regarding transfer of its Shares which are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above. See, however, "Organizational Requirements - Anti-Abuse Regulation" below.

         A corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

         ORGANIZATIONAL REQUIREMENTS - ANTI-ABUSE REGULATION. As noted above under "UPREIT Structure - Tax Status of the Operating Partnership - `Anti-Abuse' Regulation," if the recently-issued partnership tax anti-abuse regulation were to be held applicable to the Company and/or the Operating Partnership, and if in connection with that application the Operating Partnership were to be ignored for federal income tax purposes, holders of Units in the Operating Partnership would apparently be considered direct investors in the Company. Under such circumstances the Operating Company theoretically could fail either or both of conditions (ii) and (vi) above.

         As respects condition (ii) above, which requires that interests in a REIT be "transferable," the relevant fact is that Units in the Operating Partnership are not freely transferable, but may be transferred only (among other things) with the consent of the Company (in its role as general partner of the Operating Partnership). Also, if the partnership tax anti-abuse regulation were applied to ignore the Operating Partnership and to consider the holders of Units to be direct investors in the Company, their holdings would apparently be required to be taken into account in assessing the Operating Partnership's satisfaction of condition (vi) above (the "five-or-fewer" requirement). (Although to date no violation of that requirement would have been produced by taking all Units into account as though they were direct interests in the Company, the transfer restrictions included in the Company's organizational documents do not literally apply to Units, so such a violation could theoretically occur in the future if Units were considered interests in the Company for tax purposes.)

         Although there exists a possibility that application of the partnership tax anti-abuse regulation to the Company and/or the Operating Partnership could produce a failure of the Company to qualify as a REIT, for the reasons discussed above under "UPREIT Structure - Tax Status of the Operating Partnership - `Anti-Abuse' Regulation," the Company has a well-reasoned argument that the regulation should not be applied to it and/or the Operating Partnership, and even if the regulation were applied to the Company and/or the Operating Partnership, its application to produce a failure of REIT qualification by an otherwise-qualifying organization seems unlikely.

         INCOME AND ASSET TESTS - IN GENERAL; PROPORTIONATE SHARES. In addition to satisfying the organizational requirements described above, an organization seeking to qualify as a REIT for federal income tax purposes must satisfy a variety of conditions relating to its income and assets. In the case of an organization which is a partner in a partnership, tax regulations provide that, for purposes of testing for qualification as a REIT, the organization will be deemed to own its proportionate share (determined by reference to its "capital interest" in the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, for such purposes the character of the assets and gross income of the partnership are considered to retain the same character in the hands of the organization as they have in the hands of the partnership.

         There is some uncertainty concerning how one measures the "capital interest" - and therefore the "proportionate share" of a partner in a partnership for purposes of REIT qualification, particularly where, as will be the case for the Company and the Operating Partnership, there are Book-Tax Differences. As noted above under "UPREIT Structure - Tax Allocations," however, the Company does not expect that any material adverse effect will be produced by this uncertainty or by any resulting difference between its distributive share of the tax items of the Operating Partnership (employed in calculating taxable income generally) and its proportionate share of the Operating Partnership's assets and income (employed in testing for REIT qualification).

         INCOME TESTS. To maintain qualification as a REIT, three gross income requirements must be satisfied annually.

- First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

- Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.


- Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. (This so-called 30% test has been repealed for 1998 and later years.)


         Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

          First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

- Second, the Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such resident (a "Related Party Resident").

- Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."


- Finally, for rents from property to qualify as "rents from real property" the REIT generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income (the "independent contractor rule"). However, (1) a REIT may provide services with respect to a property without disqualifying the rents therefrom if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant," and (2) the independent contractor rule does not apply to disqualify rents which, if received by a tax-exempt organization, would not constitute "unrelated business taxable income." (Prior to 1998, any level of impermissible activities with respect to a property disqualifies all otherwise-qualifying income from that property; after 1997, the presence of a de minimis amount of impermissible activities will disqualify only the income from those activities, and not all otherwise-qualifying income from the property.)


         The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. The Company does not anticipate receiving rent from Related Party Residents.

         The Company believes (1) that the services with respect to the Communities that have been and will be provided either by it or by the Operating Partnership are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular residents, (2) that none of its activities or the activities of the Operating Partnership have been or will be of a nature which would cause rental income from the Communities to constitute "unrelated business taxable income" if received by a tax-exempt organization, and (3) that therefore such activities and the provision of such services will not cause rents received with respect to the Communities to fail to qualify as "rents from real property." Services with respect to the Communities that the Company believes may not be provided by the Company directly without jeopardizing the qualification of rent as "rents from real property" will be performed by independent contractors.

         If the Company fails to satisfy one or both of the 75% or 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its federal income tax return, and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether or not, in all circumstances, the Company would be entitled to the benefit of these relief provisions. As noted above under "Federal Income Taxation of the Company - In General," even if these relief provisions apply a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test, in which event the Company would cease to qualify as a REIT. (The 30% test has been repealed for 1998 and later years.) See "Failure to Qualify" below.


         ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

- First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

- Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

- Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

         ANNUAL DISTRIBUTION REQUIREMENTS. To be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the Company disposes of any asset subject to the Built-In Gain Rules during the Recognition Period for that asset, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

         The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

         The Company expects that its REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or other liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenditures, such as principal payments of indebtedness and capital expenditures, in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, to pay taxable stock dividends in order to meet the distribution requirements.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Even in such circumstances, however, the Company would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         EARNINGS AND PROFITS. Under recent final Treasury Regulations, the existence of undistributed earnings and profits of a non-REIT predecessor corporation at the close of the taxable year generally will preclude a successor corporation from qualifying to be taxed as a REIT. The Company does not anticipate having such undistributed earnings and profits.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether or not in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

         The following observations assume, as the Company anticipates, that each person who or which exchanges Units for Shares will be a fully taxable (a) citizen or resident of the United States, (b) corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) estate or trust, the income of which is subject to United States federal income taxation regardless of its source. In particular, it is assumed that no such person will be a tax-exempt organization or foreign individual or organization.

         DISTRIBUTIONS GENERALLY. Distributions to shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the shareholders as ordinary income. Distributions from the Company will not be eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution to a shareholder will be treated first as a tax-free return of capital, reducing the shareholder's tax basis in his or her Shares, and the distribution in excess of the shareholder's tax basis in his or her Shares will be taxable as gain realized from the sale of his or her Shares. Dividends declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on December 3l of the year, provided that the dividend is actually paid by the Company during January of the following calendar year.

         The Company will be considered to have sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above under "Federal Income Taxation of the Company - In General." Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, shareholders may be required to treat as taxable dividends certain distributions that would otherwise be characterized as tax-free returns of capital.


         CAPITAL GAIN DIVIDENDS. Dividends to shareholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his Shares, except that corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations. (Beginning in 1998, REITs will be permitted to designate amounts of undistributed capital gain which will be includible in shareholders' taxable income. Such amounts will also remain subject to tax at the level of the REIT, but the shareholders will be entitled to tax credits for the tax paid by the REIT.)


         PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of Common Shares will not be treated as passive activity income, and therefore shareholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation; however, net capital gain from the disposition of Common Shares or capital gain dividends generally will be excluded from investment income.

         CERTAIN DISPOSITIONS OF SHARES. Losses incurred on the sale or exchange of Shares held for less than six months (after applying certain holding period rules) will be deemed long-term capital losses to the extent of any capital gain dividends received by the selling shareholder from those Shares.

         LOSSES OF THE COMPANY. Shareholders of the Company will not be entitled to include on their own federal income tax returns any tax losses of the Company.


BACKUP WITHHOLDING

         Under certain circumstances, shareholders may be subject to backup withholding at a rate of 31% on payments made with respect to Shares, and/or on proceeds of a sale or exchange of Shares. Backup withholding will apply only if the shareholder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding does not apply with respect to payments made to corporations.


         Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against the shareholder's federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

                              SELLING SHAREHOLDERS


         The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below. The following table sets forth the names of and the number and percentage of shares of Common Stock beneficially owned by each Selling Shareholder and the number and percentage of shares of Common Stock beneficially owned by each Selling Shareholder upon completion of the offering of the Shares. Because the Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the actual aggregate number of Shares that will be offered hereby. The number and percentage of shares of Common Stock provided in the following table represent the number and percentage of shares of Common Stock the Selling Shareholders hold plus the number of shares of Common Stock into which Units held by the Selling Shareholders may be exchanged. For the purpose of determining the percentage of shares of Common Stock beneficially owned by each Selling Shareholder, Units held by each Selling Shareholder are deemed to have been redeemed by or on behalf of such Selling Shareholder, but shall not be deemed to have been redeemed for the purpose of determining the percentage of shares of Common Stock beneficially owned by any other Selling Shareholder. Only percentages of one percent or greater are shown, and footnotes are provided at the end of the table.



                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the      Shares        Owned After the
                                                                              Offering          Offered          Offering
                                                                              --------          -------          --------
 Name                                                                    Number      Percent                 Number     Percent
 ----                                                                    ------      -------                 ------     -------
Abbey, Arthur & Barbara                                                  14,153                  8,238        5,915
Acree, Edward & Angel F.                                                  6,597                  5,447        1,150
Victoria M. & Aaron I. Alembik, Co-Trustees, Michael D. Alembik Trust     2,405                  2,405
Alexander, Wendy L.                                                       2,279                  2,279
Altfeder, Lynda U.(1)                                                     2,950                  2,950
Amick, Robert & Rowina M.                                                10,121                 10,121
Anapolle, Victor I. & Miriam R. JTWROS                                    8,243                  4,683        3,560
Andrews, Catherine S. & Michael W.                                        6,015                  4,809        1,206
Armour, H. H. Jr.                                                         2,917                  2,917
Askew, James E.                                                           7,233                  5,833        1,400
Atkinson, Vicki R.                                                        2,530                  2,530
Bahrke, Robert J. & Mary A.                                               9,282                  2,279        7,003
Baine, Louis & Taufec                                                    25,423                 16,802        8,621
Baker, George B. Jr.                                                      5,833                  5,833
Baker, George D., Estate / SunTrust Bank-Executor                        16,454                 16,454
Ball, Byrd M. & Alice H.                                                 14,075                  7,214        6,861
Banta, Terry Currie                                                       8,950                  8,950
Barr, Charles R. & Eleanor K,                                             2,405                  2,405
Baugus, John R. & Darlene P., JTWROS                                     11,630                  4,683        6,947
Beard, Donna S.                                                           6,929                  4,935        1,994
Bell, Albert F., Jr.                                                      2,530                  2,530
Berger, William H. & Rhea                                                20,024                  4,809       15,215
Bernier, David G. & Pauline M., JTWROS                                   19,438                 10,768        8,670
Bernier, Nicklas P.                                                       2,405                  2,405
Berto, Robert L. & Joan, Sr.                                              2,530                  2,530

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the      Shares        Owned After the
                                                                              Offering          Offered          Offering
                                                                              --------          -------          --------
 Name                                                                    Number      Percent                 Number     Percent
 ----                                                                    ------      -------                 ------     -------
Bitting, James P. & Shirley G.                                            5,235                   2,278       2,957
Black, Julian                                                             7,022                   5,322       1,700
Blake, David E. & Janice P., JTWROS                                      10,036                   2,279       7,757
Bloom, Evelyn S.                                                          4,809                   4,809
Bonanno, Nicholas S. & Jean                                               9,905                   2,405       7,500
Borud, A. Gerald & Valda                                                  8,279                   5,322       2,957
Bowman, Kristine J.(2)                                                    3,275                   2,950         325
Boyer, Vernon E.                                                          4,533                   2,530       2,003
Brantley, Jack E. & Sylvia S.                                             2,405                   2,405
Brent, Raymond A.                                                         2,405                   2,405
Brimer, Anthony P.(3)                                                     2,950                   2,950
Brinkman, Catherine T.                                                    2,530                   2,530
Brosio, Maurice                                                           3,133                   2,530         603
Brown, Evilinia A.                                                        2,405                   2,405
Brown, H. Austin & Nancy Jane, JTWROS                                    21,425                   7,852      13,573
Brown, James W.                                                          10,150                   8,950       1,200
Brown, Leonard                                                            7,942                   2,530       5,412
Brown, Ralph E.                                                          51,981        1.2%      14,805      37,176
Brown, Steven M. & Peggy D.                                              11,293                   4,935       6,358
Brown, Wilbur L.                                                          8,950                   8,950
Bruce, Keeley(4)                                                          3,375                   2,950         425
Brundridge, Ronald G. & Anne M.                                           6,542                   2,279       4,263
Bryant, Edwin T.                                                         16,398                   4,684      11,714
Burdine, Pauline S.                                                       2,881                   2,278         603
Burns, James Bricker & Ellen Jane                                         5,487                   2,530       2,957
Campbell, Laura H. & James S.                                             7,793                   5,196       2,597
Campbell, Smith & Lynn                                                    2,405                   2,405
Carothers, R. Bruce & Jody                                                2,405                   2,405
Carroll, Scott                                                            2,405                   2,405
Carson, Ethel D.                                                          6,880                   2,530       4,350
Carson, John Davidson                                                     4,917                   2,917       2,000
Carter, Glenna G.                                                         2,278                   2,278
Cashin, Harry L., Jr.                                                     2,530                   2,530
Childs, Mike                                                              2,917                   2,917
Cleveland, Rebecca L.(5)                                                  3,075                   2,950         125
Cobb, Eldron D. & Christine J.                                            2,405                   2,405
Cochran, James C.                                                         2,917                   2,917
Coley, Richard P.                                                        22,629                  19,614       3,015
Collins, H. L. & Jama, Jr.                                               14,584                  14,584
Conn, Henry P.                                                           53,052        1.3%      29,210      23,842

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the      Shares        Owned After the
                                                                              Offering          Offered          Offering
                                                                              --------          -------          --------
 Name                                                                    Number      Percent                 Number     Percent
 ----                                                                    ------      -------                 ------     -------
Conway, Gene & Beverly                                                    8,950                  8,950
Coverdill, Lowell & Delores                                              10,613                  2,405        8,208
Crudo, Joseph T.                                                         16,540                  5,322       11,218
Cunningham, Donald E.                                                    11,412                  7,600        3,812
Cunningham, Greg                                                          5,322                  5,322
Curley, Nancy B.                                                         15,800                  8,950        6,850
Currie, O. Anderson, Jr.                                                  8,950                  8,950
Currie, Overton A.                                                       26,850                 26,850
Cuttler, Sandra H.                                                        6,653                  5,447        1,206
Danchak, Walter                                                           2,530                  2,530
Dangerfield, Herbert M.                                                  31,955                 10,006       21,949
Darby, David F.                                                           2,917                  2,917
Davila, Joaquin R. & Marcela S.                                          10,470                  4,809        5,661
Davis, Albert W. & Judith P., III                                         6,191                  2,530        3,661
Davis, John P.                                                            5,617                  2,917        2,700
Davis, Steve J.                                                           3,133                  2,530          603
Day, Bryant L. & Mary Beth                                               16,856                  4,684       12,172
Deacon, Susanne Petersen                                                  2,405                  2,405
Deaver, Frank M. & Jeanne H.                                              5,362                  2,405        2,957
DECA Enterprises, By:  James D. Purdy, General Partner                    2,405                  2,405
Del Bino, Urbano & Marie                                                 11,092                  4,935        6,157
Dempsey, David J. & Kathryn R.                                            9,938                  2,530        7,408
Dennis, Wade H.                                                          33,625                 11,867       21,758
Dietrich, Wallace A.                                                      6,015                  4,809        1,206
Donnalley, Karen H. & Michael                                             2,278                  2,278
Downs, Harry                                                             14,933                  2,530       12,403
Doyle, George & JoAnn                                                     2,917                  2,917
Drake, David W. & Tina D.                                                 3,905                  2,405        1,500
Dreiling, Gerard F. & Mary K.                                             2,278                  2,278
Dunn, Robert L. & Sandra L.                                              17,419                  9,492        7,927
Dvorscak, Bernard J.                                                     13,969                  4,809        9,160
Eckard, Hal & Margaret S.                                                 7,726                  7,726
Estate of Thomas E. Edwards                                               2,405                  2,405
Ellington, Carol D.                                                       3,805                  2,405        1,400
Ellis, R. Park                                                            6,979                  2,530        4,449
Enzinger, Richard & Mary Jane, Tenants-in-Common                         26,822                 23,222        3,600
Evans, Coley L., Jr.                                                      5,060                  5,060
Fantauzza, Charles B. & Ruth                                              5,322                  5,322
Farmer, Don & Chris Curle, JTWROS                                         8,687                  2,530        6,157
Farrell, Francis W., JR. & Jean R.                                        2,405                  2,405

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the      Shares        Owned After the
                                                                              Offering          Offered          Offering
                                                                              --------          -------          --------
 Name                                                                    Number      Percent                 Number     Percent
 ----                                                                    -------     -------                 -------    -------
Fendrick, Robert J.                                                        5,838                  2,278        3,560
Fiedotin, Rosa Lia                                                         9,618                  9,618
Fife, Don Joseph                                                           8,950                  8,950
Fischer, Elliott R.                                                        4,809                  4,809
Fisher, Charles E.                                                         5,479                  2,279        3,200
Forness, Susan M.                                                          5,235                  2,278        2,957
Fowler, William E. & Emily F.                                              2,278                  2,278
Fraser, Tevie D.                                                           2,278                  2,278
Freeauf, Ronald Peter                                                      6,738                  2,530        4,208
Freireich, Ronald & Bonnie S.                                             37,994                 15,949       22,045
Gaddis, William E. & Joyce B., JTWROS                                      6,914                  2,917        3,997
Gallagher, Mark & Phyllis M. JTWROS                                        5,002                  2,405        2,597
Garrison, Charles P.                                                      11,523                  2,917        8,606
George, Emanuel J. & Irene E. JTWROS                                       9,711                  5,447        4,264
Gilbert, Walter & Carolyn                                                  4,167                  2,917        1,250
Gill, Melinda K.                                                           2,278                  2,278
Gill, Newton G.                                                            4,809                  4,809
Gillespie, Thomas D. & Karen M.                                            3,736                  2,530        1,206
Gilreath, Charles M.                                                       5,362                  2,405        2,957
Gimby, William R.                                                         24,203                 16,164        8,039
Glenn, Stephen A.(6)                                                       3,800                  2,950          850
Goldin, William J. & Carolyn M. JTWROS                                    12,083                 11,480          603
Goldman, Norman A.                                                       159,074     3.7%        93,831       65,243    1.5%
Goodrich, James M. & Penelope H.(7)(8)                                   301,896     6.9%       175,719      126,177    2.9%
Goodrich, Lawrence F. & Janice C., Jr., JTWROS                             7,407                  4,810        2,597
Gordon, Stephen & Maureen JTWROS                                          11,017                  7,214        3,803
Gottlieb, Richard                                                         11,210                  5,447        5,763
Gramling, Mary C.                                                          9,635                  4,935        4,700
Green, John R.                                                             8,950                  8,950
Greene, James V. & Louise C.                                              35,108                 19,644       15,464
Grefenstette, Joseph W. & Anne W.                                          2,405                  2,405
Griffin, Albert , Jr.                                                      3,133                  2,530          603
Griffin, Edmond I. & Georgia C. JTWROS                                    22,101                  2,279       19,822
Groff, William D. & Patricia A. JTWROS                                     5,286                  4,683          603
Gumpert, Albert A. & Betty A.                                              9,855                  7,852        2,003
Gunderson, James W. & Joyce A.                                             2,278                  2,278
Gurley Family Partnership, L.P., By: Penelope A. & Barry R. Gurley        19,000                  7,087       11,913
Gustavson, Mark & Carol JTWROS                                             7,466                  5,060        2,406
Hardcastle, James Robert                                                   2,530                  2,530
Harden, Donald B.                                                          3,805                  2,405        1,400

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the      Shares        Owned After the
                                                                              Offering          Offered          Offering
                                                                              --------          -------          --------
 Name                                                                    Number      Percent                 Number     Percent
 ----                                                                    ------      -------                 ------     -------
E. M. Harrell TTEE U/A E. M. Harrell Inter-Vivos Trust Dtd 7/24/91        2,530                  2,530
Harrivel, Donald C. & Ruth M.                                             2,530                  2,530
Harter, Thomas C.                                                        10,464                  4,809        5,655
Hawthorne, David E., III                                                  2,278                  2,278
Hayman, Hugh & JoAnn                                                      5,833                  5,833
Heller, Carl H.                                                           3,133                  2,530          603
Hendrix, Rosdon                                                           7,959                  2,405        5,554
Henselin, Robert & M. Yvonne                                             11,867                 11,867
Hentschel, Ingo & Elaine                                                  2,917                  2,917
Hentschel, Marie E.                                                       2,530                  2,530
Herndon, Carl                                                             6,266                  5,060        1,206
Hewell, Gurvis J. & Hewell, David, III                                    2,405                  2,405
Hewell, Gurvis J.                                                         8,950                  8,950
Higley, Susan J.                                                          6,979                  2,530        4,449
Hindes, Rosanne D.                                                        5,730                  2,530        3,200
Hogue, Elmer C., Jr.                                                      2,405                  2,405
Holihan, J. Raymond & Roberta D., JTWROS                                  9,117                  2,917        6,200
Hollingsworth, LeRoy F.                                                  11,050                  8,950        2,100
Holman, Penn G. & Mary R., TEN COM                                        8,861                  2,917        5,944
Hope, H. John                                                             9,610                  5,447        4,163
Hope, Nancy F.                                                            6,684                  4,684        2,000
Houseman, William B.                                                      5,628                  2,278        3,350
Huber, Thomas C.                                                         20,213                  7,852       12,361
Inwright, Robert & Sandra J.                                              2,278                  2,278
Jackson, Bobby S. & Willene D. JTWROS                                     3,133                  2,530          603
Jackson, Willis O., Sr.                                                   2,278                  2,278
Jackson, Willis O. & Frances H., Jr.                                      2,278                  2,278
James, Dennis H. (9)                                                     14,501                  2,405       12,096
James, W. Scott & Christina W.                                           11,997                  7,591        4,406
Johnson, George H.                                                        7,214                  7,214
Guy Johnson Estate By: Robert L. Johnson, Executor                       18,827                 12,661        6,166
Johnson, Kenneth E.                                                      29,448                  9,618       19,830
Johnson, Leesa H.                                                         2,530                  2,530
Johnson, Mark E.                                                          6,191                  2,530        3,661
Johnson, Perry E.                                                        13,724                  4,809        8,915
Johnson, Robert L.                                                        4,809                  4,809
Johnson, Ronald(10)                                                       3,275                  2,950          325
Joiner, Lloyd B.                                                          2,405                  2,405
Jones, David H.                                                           4,809                  4,809
Jones, David & Faye, III                                                  2,917                  2,917

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the        Shares      Owned After the
                                                                              Offering            Offered        Offering
                                                                              --------            -------        --------
 Name                                                                       Number    Percent                  Number   Percent
 ----                                                                       ------    -------                  ------   -------
Jones, James M. & Gretchen S.                                               17,971                  4,935      13,036
Jones, Langston L. & Joyce A.                                               12,951                  2,530      10,421
Jones, Leon & Susan                                                          2,917                  2,917
Jones, Robert Dale                                                           2,405                  2,405
Kane, Daniel                                                                25,858                  5,833      20,025
Karatassos, I. Pano & Georgia T., JTWROS                                    26,383                 22,395       3,988
Karempelis, D. Scott & Linda M. JTWROS                                      19,044                  2,279      16,765
Kash, Jesse D. & Mary E., III, JTWROS                                        6,026                  2,279       3,747
Kennedy, J. Paul & Janey L.                                                  2,405                  2,405
Kennedy, James C.                                                           29,096                 12,024      17,072
Kerr, Janice Lord, Custodian for Amanda Stephens Kerr, GTMA                  2,917                  2,917
Klekamp, William R. & Nancy L.                                              28,681                  9,869      18,812
Knight, William S.                                                           4,272                  2,278       1,994
Kratzenberg, William M.                                                     19,435                  7,977      11,458
Kravitz, Lewis P.                                                           12,777                  2,405      10,372
Krussow, Charles W.                                                          6,082                  2,279       3,803
Lane, Robert O.                                                              2,917                  2,917
LaPorte, Anthony & Jane Greer, Sr.                                          31,035                 15,199      15,836
Laskey, Gary M. & Corinne R. JTWROS                                         22,018                 11,867      10,151
Latawiec, June B. Alexander                                                  2,881                  2,278         603
Lazaro, Marc & Lois H., Jr., JTWROS                                         32,925                 12,410      20,515
Ledbetter, James Lee                                                        13,863                  5,060       8,803
Lee, Larry Kent                                                             24,909                 14,805      10,104
Lehman, Ronald J.                                                            4,339                  2,530       1,809
Levy, Arthur, M.D.                                                           5,833                  5,833
Lewis, William H.                                                           40,772                 14,929      25,843
Lindenbaum, David & Carol, JTWROS                                           11,355                 11,355
Linder, John & Lynne                                                         2,405                  2,405
Lindskoog, Linda S.                                                          2,881                  2,278         603
Linster, Gale F.                                                             9,618                  9,618
Lloyd, Edward J. & Vallerie L.                                               6,050                  5,447         603
Lotner, Gary Z.                                                              5,605                  2,405       3,200
Lumsden, J. Roger                                                            8,369                  4,809       3,560
Lunceford, D.W. & Virginia L., Jr.                                          24,566                 16,802       7,764
Lynch, Donald M.                                                             3,555                  2,405       1,150
Lynch, Myra Stewart                                                          8,455                  7,852         603
MacGinnitie, W. James and Barbara M.                                         7,481                  2,530       4,951
Madden, Ann B.                                                               4,517                  2,917       1,600
Mairose, Donald F.                                                          12,278                  5,060       7,218
Mann, E. Michele(11)                                                         3,075                  2,950         125

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the        Shares      Owned After the
                                                                              Offering            Offered        Offering
                                                                              --------            -------        --------
 Name                                                                       Number   Percent                    Number  Percent
 ----                                                                       ------   -------                    ------  -------
Manning, J. Kenneth, Jr.                                                     9,183                  7,977       1,206
Martin, E. Jay, Jr.                                                         11,936                  2,530       9,406
Martin, Phillip L.                                                           3,133                  2,530         603
Mayson, Bobby F., Trustee, Will of John C. Mayson Deceased                   8,950                  8,950
McAllister, John                                                             2,917                  2,917
McCahan, W.H.                                                                4,524                  2,530       1,994
McClendon, Claude E.                                                         8,950                  8,950
McGowan, Toni B. & Don P.                                                    5,487                  2,530       2,957
McIntire, Elma O. & Robert Eugene                                            2,405                  2,405
McKillips, Gary W.                                                           2,405                  2,405
McKnight, Ernest P.                                                          3,133                  2,530         603
McKnight, Louellen                                                           3,484                  2,278       1,206
McManus, John T. & Margaret M.                                               6,803                  4,809       1,994
Melby, Jane L.                                                               9,467                  4,557       4,910
Melby, Kenneth                                                               9,869                  9,869
Meng, Donald F. & Denise S., JTWROS                                         11,236                  2,279       8,957
Michael, Donald L. & Kathleen S.                                             3,485                  2,279       1,206
Miller, Gary D.                                                              4,117                  2,917       1,200
Miller, John & Carolyn                                                       7,117                  2,917       4,200
Mingledorff, L. B.                                                           7,130                  2,530       4,600
Mintz, Stephen M., M.D.                                                      3,133                  2,530         603
Mitchell, Paul G.                                                            7,845                  2,530       5,315
Mittelstadt, Bonnie V.                                                       7,691                  2,279       5,412
Mittelstadt, Carl F.                                                         5,235                  2,278       2,957
Molitor, Arthur & Nancy, Jr.                                                 2,917                  2,917
Moore, G. Boake                                                              2,917                  2,917
Moore, James G. & Nancy B., III, JTWROS                                     21,046                 13,634       7,412
Moran, Timothy A.                                                            2,405                  2,405
Morrison, Raymond M.                                                        14,416                  4,935       9,481
Morse, Clifford S. & Myra L.                                                 8,203                  7,600         603
Morton, William J.                                                          11,591                  2,530       9,061
Nance, Richard E.                                                            2,405                  2,405
Nelems, James Hardy                                                          9,855                  7,852       2,003
Norwood, Larry R.                                                            2,405                  2,405
Olive, R.T. & Darla K.                                                       2,405                  2,405
Olver, Jon G.                                                                5,405                  2,405       3,000
Ottinger, Judith Q. (12)                                                     3,256                  2,950         306
Owen, R. Stuart & Carol, Jr.                                                 7,822                  5,322       2,500
Painter, Bobby A. & Martha R.                                                2,405                  2,405
Palmich, Ronald V. & Susan T.                                                2,278                  2,278

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the        Shares      Owned After the
                                                                              Offering            Offered        Offering
                                                                              --------            -------        --------



 Name                                                                      Number    Percent                    Number  Percent
 ----                                                                      -------   -------                    ------  -------
Parker, Catherine L.                                                         3,484                  2,278       1,206
Payne, Carey                                                                 8,950                  8,950
Payne, Paul S. & Vicky W. JTWROS                                             5,538                  4,935         603
Peake, Stephen                                                               3,133                  2,530         603
Peden, Marvin M.                                                             5,538                  4,935         603
Pepitone, John J. & Anne Marie                                              11,830                  5,322       6,508
Perras, Leo W. & Marlene A., JTWROS                                          8,230                  2,530       5,700
Perry, V.M., Jr.                                                            25,713                 15,702      10,011
Pestrue, Darell W. & Edith, JTWROS                                          50,630     1.2%        28,469      22,161
Petras, Jean M.                                                             13,020                  2,405      10,615
Phillips, M. Helen                                                           7,339                  7,339
Phillips, Roger Steve                                                        2,405                  2,405
Piehl, Dennis E.                                                             4,917                  2,917       2,000
Pitts, James C. & Wanda L.                                                   4,281                  2,278       2,003
Plaut, Roy & Olga Gomez, Jr.                                                11,604                  5,447       6,157
Pohl, Richard T.                                                             9,883                  2,530       7,353
Pope, Donnell & Catherine Capehart                                           2,917                  2,917
Powell, H. Russell & Maria D.                                                5,487                  2,530       2,957
Poynter, Michael C.                                                          5,487                  2,530       2,957
Proud, William R.                                                            8,413                  2,405       6,008
Pulliam, Joe                                                                 6,762                  2,405       4,357
R & N Properties                                                             8,950                  8,950
Rabin, Mark S. & Noreen, JTWROS                                              8,495                  4,935       3,560
Rankin, Edward & Deborah                                                     2,917                  2,917
Ray, Larry M.                                                                2,405                  2,405
Redwine, Bob & Gertrud                                                       2,917                  2,917
Reed, Robert                                                                10,643                 10,643
Richeson, Dorothy Bradley & William E.                                      12,944                  4,935       8,009
Richeson, George                                                             9,023                  7,214       1,809
Rieter, Robert                                                              19,084                 10,131       8,953
Rigot, Donald & Florence                                                     6,472                  5,322       1,150
Rissanen, Jouko J.                                                           8,950                  8,950
Roberts, Charles S. (13)                                                 1,169,785    23.8%       726,500     443,285    9.0%
Robinson, Charles W. & Barbara B., JTWROS                                   30,298                 12,283      18,015
Robirds, Virginia K.                                                        10,117                  2,917       7,200
Roe, Maurice C.                                                             13,859                  7,601       6,258
Roesel, Harold G. & Mary H.                                                  2,405                  2,405
Rogers, Charles G. & Laura P.                                                4,810                  4,810
Rogers, O. Franklin                                                         11,750                  8,950       2,800
Rushin, Bennie G.                                                            5,940                  2,279       3,661

                                                                                 Shares                              Shares
                                                                               Beneficially                       Beneficially
                                                                             Owned Before the        Shares      Owned After the
                                                                                 Offering            Offered        Offering
                                                                                 --------            -------        --------



 Name                                                                          Number   Percent                   Number   Percent
 ----                                                                          ------   -------                   ------   -------
Rynning, Joel E. & Ardath Cox                                                  12,219                  7,214       5,005
Rzepecki, F. J.                                                                 8,832                  2,917       5,915
Salam, Atef A.                                                                 21,528                 10,131      11,397
Sale, Oliver H.                                                                 2,405                  2,405
Sauer, Judith K.                                                                9,384                  4,935       4,449
Sawicki & Sawicki Interests By:  Michael Sawicki                                2,917                  2,917
Sawyer, Joan H.                                                                 6,260                  2,405       3,855
Schafer, Sandra                                                                 2,278                  2,278
Schneider, Claude C.                                                            9,493                  2,530       6,963
Schorr, Robert F. & Essie B.                                                    5,705                  2,405       3,300
Schwendler, Barbara D.                                                          7,415                  4,684       2,731
Schwendler, Wm. T., Jr.                                                        12,563                  4,935       7,628
Segouin, James E.                                                               2,917                  2,917
Seidband, Howard & Miriam                                                       5,975                  2,917       3,058
Seiferle Revocable  Trust/Edwin  J.  Seiferle,  William  W.  Griffin, Trustee   2,917                  2,917
Sentell, Don W.                                                                20,762                  7,214      13,548
Sermersheim, Gail F.                                                            9,945                  2,530       7,415
Severin, Virgil E.                                                             15,108                 10,308       4,800
Sharkey, William J.                                                             2,278                  2,278
Shepard, Molly K.                                                               2,405                  2,405
Shore, Bonnie S.                                                               15,980                 10,131       5,849
Shure, Donald J. & Janice M.                                                    5,061                  5,061
Skae, Anne B.                                                                  12,333                  2,278      10,055
Smith, Garnett A.                                                              17,537                 10,131       7,406
Smith, Harrington B. & Susan H.                                                30,990                  9,617      21,373
Smith, Mary Ruth                                                                6,722                  5,322       1,400
Smith, J. Neil & Ellen W., JTWROS                                              11,887                  2,405       9,482
Smith, Tia & Carey A.                                                           2,405                  2,405
Smith, Scott S.                                                                32,592                 10,642      21,950
Spalding, Ben & Phyllis(14)                                                    52,494     1.2%        41,973      10,521
Spence, Allan D.                                                                8,950                  8,950
Staley, Irving T.                                                              20,595                  7,213      13,382
Stallings, T.J.                                                                13,725                 10,768       2,957
Stamey, B.F.                                                                    3,607                  3,607
Steed, David P. & Rose B.                                                       4,935                  4,935
Stein, Bert Jay                                                                 9,679                  5,322       4,357
Steinberg, Michael & Darla                                                      5,322                  5,322
Stevens, Charles P.                                                             2,917                  2,917
Stevens, James M.                                                               7,933                  2,278       5,655
Stewart, Evelyn M.                                                              9,575                  4,475       5,100

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the         Shares     Owned After the
                                                                              Offering             Offered       Offering
                                                                              --------             -------       --------
 Name                                                                       Number   Percent                    Number  Percent
 ----                                                                       ------   -------                    ------  -------
St. John, Richard J.                                                        22,350                 19,393       2,957
Stinson, Douglas L. & Deborah W.                                             2,405                  2,405
Stoll, Robert & Delores, JTWROS                                              9,679                  5,322       4,357
Surtees, Robert E.                                                           2,405                  2,405
Tavani, Filiberto & Elaine                                                   5,002                  2,405       2,597
Taylor, Barbara H.                                                           2,405                  2,405
Taylor, Janet W.                                                            12,922                  5,322       7,600
Taylor, Robert L. & Sharon L.                                               18,856                  4,683      14,173
Tedstrom, Susan F.                                                           8,266                  2,405       5,861
Thomas, Betty R.                                                           162,829   3.7%          91,872      70,957   1.6%
Thomas, W. Barry & Sharron M.                                                5,487                  2,530       2,957
Thompson, Robert & Vivian                                                    6,050                  5,447         603
Thompson, Samuel H.                                                          5,362                  2,405       2,957
Tidwell, William R.                                                          2,405                  2,405
Tolleson, Donald Lee                                                         2,917                  2,917
Tracz, Ronald F. & Carolyn J.                                                4,935                  4,935
Tucker, Robert J.                                                            2,530                  2,530
Tunno, Dean D.                                                               2,917                  2,917
Underwood, Frank O.                                                          2,405                  2,405
Unger, Ted H. & Joanne H.                                                   18,468                 10,256       8,212
U.S. Medical Supply Company                                                  2,405                  2,405
Valentino, John G., III                                                     37,131                 28,689       8,442
The Valentino Irrevocable Trust By: John S. Thombley, Trustee               15,566                  7,590       7,976
Varga, Robert C.                                                             4,809                  4,809
Varitek, Inc., By: Charles Fisher, President                                 2,917                  2,917
Velazco, Antenor & Hartney - Velazco, Kathleen J., JTWROS                   17,092                  2,530      14,562
Vivian, Gianni                                                               2,881                  2,278         603
Wakefield, John W. & Margaret H.                                             2,405                  2,405
Wallace, Charles L.                                                          7,138                  4,683       2,455
Walsh, John & Georgiana                                                      2,917                  2,917
Warner, Joyce                                                                4,417                  2,917       1,500
Watson, Bruce W.                                                            17,096                  2,278      14,818
Watson, Jane D.                                                              7,339                  7,339
Weed, Jean S.                                                                9,393                  4,935       4,458
Weisman, Evan                                                                8,972                  4,809       4,163
Westmoreland, Allen G.                                                       5,479                  2,279       3,200
Wheeler, James H.                                                           55,751   1.3%          14,174      41,577
White, Henry S. and Margaret R.                                              9,950                  5,195       4,755
White, Larry C.                                                             23,294                  4,809      18,485
Wilde, Harold G. & Sara O.                                                   7,963                  4,557       3,406

                                                                              Shares                              Shares
                                                                            Beneficially                       Beneficially
                                                                          Owned Before the         Shares     Owned After the
                                                                              Offering             Offered       Offering
                                                                              --------             -------       --------
 Name                                                                      Number      Percent                Number     Percent
 ----                                                                      ------      -------                ------     -------
Wilks, Richard L.                                                           16,879                  2,279      14,600
Williams, James W. & Alice Carolyn                                           6,267                  5,061       1,206
Wingo, Richard A.                                                            8,612                  4,809       3,803
Winn, Charles B., III                                                        5,381                  2,278       3,103
Woodward, Charles D. & Mary Beth                                             8,738                  4,935       3,803
Woolridge, Ida R.                                                            4,705                  2,405       2,300
Wray, George W., Jr. & Anne C. (8)(15)                                     355,743     7.8%       186,813     168,930    3.7%
Wright, Paul A.                                                              2,405                  2,405
Wurster, Douglas R.                                                          2,881                  2,278         603
Young, Mark E.                                                               7,490                  2,530       4,960
Younts, Ronald L. & Judith W.                                               22,988                  7,977      15,011
Zimmerman, John E. & Sharon C.                                               4,985                  2,530       2,455
Zobel, Martin A., Jr.                                                        9,605                  7,852       1,753
Zuk, Linda                                                                   3,989                  3,989
Zuk, Ronald A.                                                               3,989                  3,989
Selling Shareholders who collectively own                                    7,855                  7,330         525

_________________________

(1)      Ms. Altfeder is a staff accountant for the Company.

(2)      Ms. Bowman is a staff accountant for the Company.

(3)      Mr. Brimer is a maintenance supervisor for the Company.

(4)      Ms. Bruce is a property manager for the Company.

(5)      Ms. Cleveland is a property manager for the Company.

(6)      Mr. Glenn is a staff accountant for the Company.

(7) Includes: 14,787 shares owned directly by Mr. Goodrich; 57,571 Units and 66,632 shares owned jointly by Mr. Goodrich and Mrs. Penelope Goodrich, his wife; 104,478 Units owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Mr. And Mrs. Goodrich and their sons; 6,835 Units and 21,379 shares owned by a trust for the benefit of one son of Mr. And Mrs. Goodrich and of which Mrs. Goodrich is trustee; and 6,835 Units and 23,379 shares owned by a trust for the benefit of another son of Mr. and Mrs. Goodrich and of which Mrs. Goodrich is trustee. Mr. Goodrich disclaims beneficial ownership of the Units and shares owned by such trusts, and Mrs. Goodrich disclaims beneficial ownership of the shares owned directly by Mr. Goodrich. Mr. Goodrich has served as a director of the Company since October 1994.

(8) Ownership of shares of Common Stock is limited under the Company's articles of incorporation to 6.0% of outstanding shares (other than by Mr. Roberts, who is limited to 25%). Accordingly, Units may not be redeemed if upon their redemption the holder thereof would at such time hold in excess of 6.0% of the then outstanding shares. Such limit may prevent Mr. Goodrich and Mr. Wray from redeeming Units unless and until other Unitholders redeem a sufficient number of Units to cause the number of outstanding shares of Common Stock to be increased to a level sufficient to permit such redemption.

(9)      Mr. James has served as a director of the Company since June 1995.

(10)     Mr. Johnson is a vice president of the Company.

(11)     Ms. Mann is a vice president of the Company.

(12)     Ms. Ottinger is an executive assistant for the Company.

(13) Includes: 697,000 Units and 440,841 shares owned directly by Mr. Roberts; 29,500 Units owned by a trust for his minor daughter of which is the sole trustee; and 2,444 shares owned by his minor daughter.
         Mr. Roberts has served as the Company's Chairman of the Board, Chief Executive Officer, and President since its inception in July 1994.

(14) Includes 2,917 Units owned by Mrs. Spalding, and 24,401 Units and 7,564 shares owned by partnerships of which Mrs. Spalding is the managing partner -- Mr. Spalding disclaims beneficial ownership of all such Units and shares. Mr. Spalding has served as a director of the Company since October 1994.

(15) Includes: 20,781 Units owned directly by Mr. Wray; 154,618 Units and 153,252 shares owned by a partnership, over which Units and shares Mr. Wray has voting and investment power as the managing partner of such partnership; 2,917 Units owned jointly with his daughter, over which Units he shares voting and investment power; 8,497 Units and 15,678 shares owned by Mrs. Wray and 5,058 shares owned by a trust of which she is a co- trustee. Mr. Wray disclaims beneficial ownership of the 8,497 Units and 15,678 shares owned by Mrs. Wray and 5,058 shares owned by a trust of which she is a co-trustee, and Mrs. Wray disclaims beneficial ownership of all Units and shares other than the Units and shares she owns and the shares owned by the trust of which she is co-trustee. Mr. Wray has served as a director of the Company since February 1995.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell or transfer all or a portion of the Shares offered hereby from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or from purchasers of the Shares for whom they may act as agent. Such sales and transfers of the Shares may be effected from time to time in one or more transactions on the AMEX, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through the writing of options on the Shares;
(e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) otherwise. To the extent required, the number of Shares to be sold or transferred, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of such Shares less any commissions. This Prospectus also may be used, with the Company's prior written consent, by donees and pledgees of the Selling Shareholders.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares.

         Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling

Shareholders will sell any or all of the Shares. The Selling Shareholders may transfer, devise or gift Shares by other means not described herein.

         The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling commissions, if any.



                                 LEGAL MATTERS


         The legality of the Common Stock offered hereby has been passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, and certain legal matters described under "Federal Income Tax Considerations" have been passed upon for the Company by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia.



                                    EXPERTS


         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.




                            -----------------------




                              TABLE OF CONTENTS

                                                             PAGE
                                                             ----
AVAILABLE INFORMATION................................         ii
INCORPORATION OF CERTAIN DOCUMENTS BY
     REFERENCE.......................................         ii
THE COMPANY..........................................          3
USE OF PROCEEDS......................................          3
RISK FACTORS.........................................          3
DESCRIPTION OF COMMON STOCK..........................         11
FEDERAL INCOME TAX CONSIDERATIONS....................         15
SELLING SHAREHOLDERS.................................         26
PLAN OF DISTRIBUTION.................................         37
LEGAL MATTERS........................................         38
EXPERTS..............................................         38



-------------------------------------------------------------------------------

-------------------------------------------------------------------------------




                                 ROBERTS REALTY
                                INVESTORS, INC.

                        3,363,430 SHARES OF COMMON STOCK








                         -----------------------------

                                   PROSPECTUS

                         -----------------------------
















                              SEPTEMBER ___, 1997


-------------------------------------------------------------------------------

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the estimated fees and expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

         Securities and Exchange Commission registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 6,370
         Printing and duplicating expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,000
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,000
         Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6,000
         Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,000
         Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,630
                                                                                                                      --------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $46,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's officers and directors are and will be indemnified under Georgia law, the Company's By-Laws, and the Partnership Agreement against certain liabilities.

         As permitted by the Georgia Business Corporation Code ("GBCC"), the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, except that such provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for unlawful corporate distributions, or (iv) for any transaction from which the director received an improper personal benefit.

         Under the By-Laws, the Company is required to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer, against liability (as defined in the GBCC) incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if: (a) such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and (b) such person furnishes the Company a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The written undertaking required by clause (b) above must be an unlimited general obligation of such person, but need not be secured, and may be accepted without reference to financial ability to make repayment. The GBCC does not permit a corporation to indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

         The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the By-Laws are not exclusive of any other right which any person may have under any statute, provision of the Articles of Incorporation, provision of the By-Laws, agreement, vote of shareholders or disinterested directors, or otherwise.

         Under the Partnership Agreement, the Operating Partnership is required to indemnify any person made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the Operating

Partnership or the Company, or by reason of such person's liability for any indebtedness of the Operating Partnership. In addition, the Company as the general partner of the Operating Partnership may designate other persons from time to time whether before or after the event giving rise to potential liability, in its sole and absolute discretion, to be indemnified under the provisions of the Partnership Agreement. The Operating Partnership is required to indemnify any such person from and against any and all losses, including attorneys' fees and other legal fees and expenses, relating to the operations of the Operating Partnership or the Company in which such person may be or is threatened to be involved unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The Operating Partnership shall pay or reimburse reasonable expenses incurred by such person upon receipt by the Operating Partnership of (i) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The Operating Partnership may, but is not obligated to, purchase and maintain insurance for any such purposes.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company and/or the Operating Partnership pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

  ITEM 16.  EXHIBITS.


          5.1 -  Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the Common Stock being registered.
          8.1 -  Opinion of Holt Ney Zatcoff & Wasserman, LLP as to tax matters.
         23.1 -  Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).
         23.2 -  Consent of Holt Ney Zatcoff & Wasserman, LLP (included in Exhibit 8.1).
         23.3 -  Consent of Deloitte & Touche LLP.
         24.1 -  Power of Attorney (included on the signature page to the original registration statement filed on July 11, 1997).



ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to the Registration Statement to;

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on the 3rd day of September, 1997.


                                    ROBERTS REALTY INVESTORS, INC.


                                    By:  /s/ Charles S. Roberts*
                                         -------------------------------------
                                         Charles S. Roberts
                                         Chairman of the Board,
                                         Chief Executive Officer, and
                                         President


              In accordance with the Securities Act, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         Signature                                            Title                                            Date

/s/ Charles S. Roberts*                              Chairman of the Board, Chief                         September3, 1997
----------------------------------------             Executive Officer, and President
Charles S. Roberts                                   (Principal Executive Officer)


/s/ Charles R. Elliott*                              Secretary, Treasurer, and Chief                      September 3, 1997
----------------------------------------             Financial Officer (Principal Financial
Charles R. Elliott                                   Officer and Principal Accounting Officer)


/s/ James M. Goodrich*                               Director                                             September 3, 1997
----------------------------------------
James M. Goodrich


/s/ Dennis H. James*                                 Director                                             September 3, 1997
----------------------------------------
Dennis H. James


/s/ Wm. Jarell Jones*                                Director                                             September 3, 1997
----------------------------------------
Wm. Jarell Jones


/s/ Ben A. Spalding*                                 Director                                             September 3, 1997
----------------------------------------
Ben A. Spalding


/s/ George W. Wray, Jr.*                             Director                                             September 3, 1997
----------------------------------------
George W. Wray, Jr.

*By:  /s/ Charles R. Elliott                                                                              September 3, 1997
      ----------------------------------------
      Charles R. Elliott, under Power
      of Attorney included in original
      registration statement filed on
      July 11, 1997